EXHIBIT 5.2

May 23, 2013

The Chubb Corporation

15 Mountain View Road

Warren, New Jersey 07059

Re: The Chubb Corporation — Registration Statement on Form S-3 ASR

Ladies and Gentlemen:

This opinion, which I render solely in my capacity as Vice President and Corporate Counsel of The Chubb Corporation, a New Jersey corporation (the “Company”), and not in any individual or other capacity, is being delivered to you in connection with the Registration Statement on Form S-3 ASR (the “Registration Statement”) of the Company filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of the following securities of the Company (together, the “Securities”): (i) senior debt securities (the “Senior Debt Securities”) and subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (ii) junior subordinated debt securities (the “Junior Subordinated Debt Securities”); (iii) shares of preferred stock of the Company, par value $1.00 per share (the “Preferred Stock”); (iv) shares of common stock of the Company, par value $1.00 per share (the “Common Stock”); (v) depositary shares representing fractional shares of Preferred Stock, fractional interests in Debt Securities or fractional interests in Junior Subordinated Debt Securities (the “Depositary Shares”); (vi) warrants to purchase shares of Common Stock, Debt Securities, Depositary Shares, Preferred Stock or any combination of them (the “Warrants”); (vii) stock purchase contracts representing the Company’s obligation to sell Preferred Stock or Common Stock (the “Purchase Contracts”); and (viii) units consisting of a Purchase Contract and Debt Securities, Junior Subordinated Debt Securities or debt obligations of third parties, including United States Treasury securities (the “Units”). The Securities are being registered for offering and sale from time to time as provided by Rule 415 under the Act.

In connection with the furnishing of the opinions below, I have examined original or copies of the following documents:

1.	the Registration Statement;

2.	the Company’s Restated Certificate of Incorporation, as amended;

3.	the Company’s By-Laws; and

4.	resolutions of the Company’s Board of Directors.

In addition, I have examined such other documents, corporate records, certificates of public officials and other instruments as I deemed appropriate.

I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by me, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete. I have also assumed that at or prior to the time of the execution, issuance, sale and delivery of any of the Securities, the Board of Directors of the Company or the Executive Committee of the Board of Directors of the Company, or any other committee as may be designated by the Board of Directors for such purpose (each, an “Authorized Committee”), as applicable, shall have duly established the terms of such Security (other than the Common Stock) and duly authorized the issuance and sale of such Security and that such authorization shall not have been modified or rescinded. I have further assumed that none of the terms of any Security to be established subsequent to the date of this letter, nor the execution, issuance, sale and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, it is my opinion that:

1.	With respect to the Common Stock, assuming (a) the taking by the Board of Directors of the Company and/or a committee thereof and/or authorized officers of the Company as part of the corporate action taken (the “Corporate Proceedings”) as necessary to authorize and approve the issuance of the Common Stock; and (b) due issuance and delivery of the Common Stock (i) upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Corporate Proceedings, or (ii) if applicable, upon conversion, exchange or exercise of any Security into Common Stock in accordance with its terms (with such terms having been approved by all necessary Corporate Proceedings), the Common Stock will be validly issued, fully paid and nonassessable.

2.	With respect to the Preferred Stock, assuming (a) the taking by the Company of all necessary Corporate Proceedings to authorize and approve (i) the Certificate of Amendment to the Company’s Restated Certificate of Incorporation designating the series of such Preferred Stock and such applicable voting, dividend, liquidation, conversion and other rights, preferences and limitations thereof; and (ii) the issuance of such Preferred Stock; (b) due filing of the aforementioned Certificate of Amendment; and (c) due issuance and delivery of the Preferred Stock, (i) upon payment therefor in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Corporate Proceedings, or (ii) if applicable, upon conversion, exchange or exercise of any Security into Preferred Stock in accordance with its terms (with such terms having been approved by all necessary Corporate Proceedings), the Preferred Stock will be validly issued, fully paid and nonassessable.

I am a member of the bar of the State of New Jersey. I express no opinion with respect to any matters governed by any law other than the corporate laws of the State of New Jersey.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, I do not hereby admit that I come within the category or persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ W. ANDREW MACAN
W. Andrew Macan
Vice President and Corporate Counsel

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